EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No.333-162393) on Form S-8 of IceWEB, Inc. of our report dated December 23, 2009, with respect to the consolidated balance sheets of IceWEB, Inc. and Subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended, which report appears in the September 30, 2009 annual report on Form 10-K of IceWEB, Inc. and Subsidiaries.

/s/ Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida

December 29, 2009